Exhibit 99.1
GULFMARK
OFFSHORE

GulfMark Offshore Reports Operating Results
for the Second Quarter of 2009
HOUSTON, July 26, 2009 (GLOBE NEWSWIRE) — GulfMark Offshore, Inc. (NYSE:GLF — News) today announced results of operations for the three and six months ended June 30, 2009. Net income for the second quarter of 2009 was $34.9 million, or $1.38 per diluted share, which includes a $0.03 per share gain on vessel sales.
2nd Quarter 2009 Compared to 2nd Quarter 2008
Revenue for the second quarter of 2009 was $104.7 million, an increase of 28% over the same period in the prior year. Operating income, excluding special items, was $38.2 million in the second quarter of 2009, an increase of 26% over the same period in 2008. The increase was chiefly due to the July 1, 2008 acquisition of GulfMark Americas, which contributed revenue of $27.9 million and operating income of $5.2 million during the second quarter of 2009.
2nd Quarter 2009 Compared to 1st Quarter 2009
Operating income for the second quarter of 2009, excluding special items, decreased $5.0 million, or 12%, compared to the first quarter of 2009. Day rates and utilization in the North Sea and day rates in Southeast Asia increased during the second quarter, but these improvements were more than offset by a decrease in utilization and lower day rates in the Americas.
Six Months Ended June 30, 2009
Revenues for the first six months of 2009 increased 29% over the same period in the prior year to $213.5 million, principally as a result of the acquisition of GulfMark Americas. Net income before special items was $67.3 million, or $2.66 per diluted share.
Commentary
“Our strength has always been our combination of forward contract commitments and our strong operations in geographically diverse international locations. That international base provides more than 75% of our consolidated revenues and remains firmly in place. The addition last year of our Gulf of Mexico operations gave us better long-term balance and a larger market footprint”, commented Bruce Streeter, president and CEO, “but it also added to our mix a business with a very strong connection to the U.S. natural gas market, and a tendency to be more volatile than our other regions.

GulfMark Offshore, Inc.
Press Release
July 26, 2009

“We are in a tougher market in the Gulf of Mexico than virtually anyone predicted”, continued Mr. Streeter, “and at the same time we have seen weakness in the North Sea spot market, another important market for GulfMark. We are financially strong and have the ability to adjust to these market conditions. For example, in the North Sea we have managed to reduce our spot exposure and expect to have limited involvement in spot market during the remainder of 2009. Also, a number of recent term contract signings has helped reduce our spot exposure and will lead to higher contract cover.
“Other markets have held up well for us so far in 2009. Southeast Asia is an example where demand for our vessels is holding, and we had 100% utilization in June. The sixth and final Keppel vessel, the Sea Comanche, joined our fleet late last week and will head to Indonesia shortly to complete an existing three year contract.
“Recently we took delivery of the Tiger, a 181 foot fast supply vessel, the last of the new construction vessels from the Gulf of Mexico purchase, and we sold one vessel during the quarter that had been in lay-up: a special purpose vessel that has not been included in our published vessel counts, but which was located in the North Sea.”
Liquidity and Capital Commitments
Cash flow from operations totaled $54.2 million for the three months ended June 30, 2009, compared to $53.6 million for the same period in 2008. Estimated cash commitments for the remainder of 2009 for the new build program total approximately $56.4 million and are expected to be funded from cash on hand. Cash on hand at quarter end was $165.9 million and we have $95.0 million available under our $175.0 revolving credit facility. Total debt at June 30, 2009 was $468.2 million and $228.6 million of this total matures on June 30, 2010. We currently anticipate refinancing the maturing portion of the debt in the second half of 2009 or, alternatively, simply repaying the debt at maturity through a combination of cash on hand, cash generated from operations over the next year, and revolver availability.
Conference Call Information
GulfMark will conduct a conference call to discuss the earnings with analysts, investors and other interested parties at 9:00 a.m. EDT on Monday, July 27, 2009. Those interested in participating in the conference call should call 877-381-5943 (international callers should use 973-638-3424) five minutes in advance of the start time and ask for the GulfMark Second Quarter Earnings conference call. A telephonic replay of the conference call will be available for four days, starting approximately 2 hours after the completion of the call, and can be accessed by dialing 800-642-1687 (international callers should use 706-645-9291) and entering access code 19886341. The conference call will also be available via audio webcast and available for podcast download and can be accessed from the Investor Relations section of our website at www.GulfMark.com or by visiting www.InvestorCalendar.com. The webcast will be available for replay until October 28, 2009. A transcript of the call will be filed with the SEC on Form 8-K as soon as practicable.

GulfMark Offshore, Inc.
Press Release
July 26, 2009

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving every major offshore energy market throughout the world.
Contact:
Quintin V. Kneen, Executive Vice President and Chief Financial Officer
E-mail: Quintin.Kneen@GulfMark.com
(713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the GulfMark’s filings with the SEC. Consequently, forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
July 26, 2009

Reconciliation of Non-GAAP Measures
	Six Months Ended June 30, 2009
	Operating	Tax Provision	Net	Diluted
	Income	Benefit (Provision)	Income	EPS
	(in millions, except per share data)
Before Special Items	$81.3	$(2.5)	$67.3	$2.66

Impairment Charge	$(46.2)	$17.0	$(29.2)	$(1.15)
Gains on Disposal of Vessels	5.5	—	5.5	0.22
Foreign Tax Benefit, Net	—	5.5	5.5	0.22

	$(40.7)	$22.5	$(18.2)	$(0.72)

U.S. GAAP	$40.6	$20.0	$49.1	$1.94

Statement of Operations (unaudited)	Three Months Ended
(in thousands, except per share data)	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008
Revenue	$104,656	$108,795	$121,883	$124,616	$81,893
Direct operating expenses	39,132	40,482	39,833	46,482	29,912
Drydock expense	2,642	2,238	1,493	3,504	2,630
General and administrative expenses	11,565	10,540	10,923	11,123	9,421
Depreciation and amortization expense	13,146	12,370	12,574	13,463	9,515
Gain on sale of assets	(869)	(4,632)	(16,054)	(2,347)	(16,407)
Impairment charge	—	46,247	—	—	—

Operating Income	39,040	1,550	73,114	52,391	46,822

Interest expense	(4,946)	(5,137)	(7,023)	(5,151)	(935)
Interest income	76	60	469	385	296
Foreign currency gain (loss) and other	790	(2,206)	(714)	2,278	195

Income before income taxes	34,960	(5,733)	65,846	49,903	46,378
Income tax benefit (provision)	(37)	19,954	(6,526)	(4,484)	403

Net Income	$34,923	$14,221	$59,320	$45,419	$46,781

Earnings per share:
Basic	$1.39	$0.57	$2.39	$1.83	$2.06
Diluted	$1.38	$0.56	$2.35	$1.78	$2.00

Weighted average common shares	25,132	24,978	24,867	24,865	22,661
Weighted average diluted common shares	25,362	25,190	25,195	25,445	23,334

GulfMark Offshore, Inc.
Press Release
July 26, 2009

Operating Statistics	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2009	2009	2008	2008	2008
Revenue by Region (000’s)
North Sea based fleet	$46,324	$43,911	$52,995	$59,169	$53,452
Southeast Asia based fleet	19,517	17,669	20,354	21,094	20,175
Americas based fleet	38,815	47,215	48,534	44,353	8,266

Rates Per Day Worked
North Sea based fleet	$21,199	$21,073	$21,176	$23,449	$21,766
Southeast Asia based fleet	21,201	20,699	19,928	18,844	17,992
Americas based fleet	15,704	17,302	17,090	16,815	15,854

Overall Utilization
North Sea based fleet	93.1%	84.5%	96.8%	94.1%	95.3%
Southeast Asia based fleet	93.8%	87.2%	99.2%	97.2%	86.6%
Americas based fleet	79.9%	92.9%	95.7%	93.9%	85.5%

Average Owned/Chartered Vessels
North Sea based fleet	25.0	25.9	26.3	27.0	27.0
Southeast Asia based fleet	11.0	11.2	11.3	12.8	14.8
Americas based fleet	34.8	33.2	32.7	31.0	7.0

Total	70.8	70.3	70.3	70.8	48.8

Drydock Days
North Sea based fleet	16	46	29	28	51
Southeast Asia based fleet	29	26	—	5	21
Americas based fleet	48	—	—	55	84

Total	93	72	29	88	156

Expenditures (000’s)	$2,642	$2,238	$1,493	$3,504	$2,630

	At July 14, 2009		At July 22, 2008
	2009(1)	2010(2)	2008(1)	2009(2)
Forward Contract Cover(1)
North Sea based fleet	71%	50%	90%	56%
Southeast Asia based fleet	66%	46%	98%	69%
Americas based fleet	53%	27%	88%	44%

Total	61%	38%	90%	53%

(1)	Forward contract cover represents number of days vessels are under contract or option by customers for the remaining quarters of the current year divided by total remaining days vessels are available for charter hire for the same period.

(2)	Represents full calendar year.

GulfMark Offshore, Inc.
Press Release
July 26, 2009

Statement of Operations (unaudited)	Six Months Ended
	June 30,	June 30,
	2009	2008
Revenue	$213,451	$165,241
Direct operating expenses	79,614	57,610
Drydock expense	4,880	6,322
General and administrative expenses	22,105	18,198
Depreciation and amortization expense	25,516	18,263
Gain on sale of assets	(5,501)	(16,410)
Impairment Charge	46,247	—

Operating Income	40,590	81,258

Interest expense	(10,083)	(2,117)
Interest income	136	592
Foreign currency gain (loss) and other	(1,416)	45

Income before income taxes	29,227	79,778
Income tax benefit (provision)	19,917	(733)

Net Income	$49,144	$79,045

Earnings per share:
Basic	$1.96	$3.50
Diluted	$1.94	$3.40

Weighted average common shares	25,055	22,602
Weighted average diluted common shares	25,294	23,240

GulfMark Offshore, Inc.
Press Release
July 26, 2009

Operating Statistics	Six Months Ended
	June 30,	June 30,
	2009	2008
Revenue by Region (000’s)
North Sea based fleet	$90,235	$113,960
Southeast Asia based fleet	37,186	36,403
Americas based fleet	86,030	14,878

Rates Per Day Worked
North Sea based fleet	$21,138	$23,384
Southeast Asia based fleet	20,959	16,179
Americas based fleet	16,541	14,507

Overall Utilization
North Sea based fleet	88.8%	93.8%
Southeast Asia based fleet	90.5%	91.3%
Americas based fleet	86.2%	86.7%

Average Owned/Chartered Vessels
North Sea based fleet	25.4	27.7
Southeast Asia based fleet	11.1	13.9
Americas based fleet	34.0	6.7

Total	70.5	48.3

Drydock Days
North Sea based fleet	75	96
Southeast Asia based fleet	55	34
Americas based fleet	48	122

Total	178	252

Expenditures (000’s)	$4,880	$6,322

GulfMark Offshore, Inc.
Press Release
July 26, 2009

	Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total
Owned Vessels as of April 27, 2009	25	11	35	71

Newbuild Deliveries	—	1	1	2
Sales/Disposition	—	—	—	—
Intersegment Transfers	—	—	—	—

Owned Vessels as of July 26, 2009	25	12	36	73

Managed Vessels	17	2	5	24

Total Fleet as of July 26, 2009	42	14	41	97

	As of	As of
Balance Sheet Data (unaudited) ($000)	June 30, 2009	December 31, 2008
Cash and cash equivalents	$165,936	$100,761
Working capital	(7,168)	138,006
Vessel and equipment, net	1,099,593	1,035,436
Construction in progress	72,410	134,077
Total assets	1,624,683	1,556,967
Long term debt (1)	239,660	462,941
Shareholders’ equity	966,222	854,843

(1)	Short-term portion of long-term debt included in working capital.

	Six Months Ended	Six Months Ended
Cash Flow Data (unaudited) ($000)	June 30, 2009	June 30, 2008
Cash flow from operating activities	$91,223	$76,646
Cash flow used in investing activities	(20,368)	(41,872)
Cash flows (used in) provided by financing activities	(12,592)	140,565